Exhibit 99.1

AMERICAN FINANCIAL

REALTY TRUST

FOR IMMEDIATE RELEASE

CONTACT:	Muriel S. Lange
Investor Relations
Telephone: 215-887-2280
Email: mlange@afrt.com website: www.afrt.com

AMERICAN FINANCIAL REALTY TRUST ANNOUNCES

LETTER OF INTENT TO ACQUIRE MAJOR PROPERTY AND

LEASEHOLD INTERESTS FROM CHARLES SCHWAB & CO., INC.

Portfolio of 823,500 Square Feet in Northern California to

Significantly Increase Company’s West Coast Presence

JENKINTOWN, Pa., May 6, 2004 – American Financial Realty Trust (NYSE: AFR), a real estate investment trust focused on acquiring and leasing properties occupied by financial institutions, today announced that it has signed a non-binding letter of intent to acquire property and leasehold interests, aggregating 823,500 square feet in Northern California, from Charles Schwab & Co., Inc. (“Schwab”). The transaction, which is expected to close in late May or June 2004, will include the Company’s purchase of a 373,500 square foot Class “A” office building in San Francisco that will be 100% leased on a “bond net” basis by Schwab. American Financial will acquire the property for a purchase price determined by an appraisal process and Schwab’s annual rental payments will be calculated as a percentage of American Financial’s purchase price, including all transaction-related expenses.

In addition to the San Francisco property, American Financial will also assume control over three office buildings in Northern California currently leased to Schwab (the “Leasehold Properties”). The Leasehold Properties total approximately 450,000 square feet of space. Schwab does not occupy the Leasehold Properties, but has subleased approximately half of the leased space to third party tenants.

“We are excited to establish a new relationship with Schwab, one of the nation’s premier financial services firms,” said Nicholas S. Schorsch, president and chief executive officer of American Financial. “This specifically tailored transaction, which includes both a bond net lease and a lease assumption component, reflects our willingness to work closely with tenants within our niche to find creative solutions to their real estate needs.”

About American Financial Realty Trust

American Financial Realty Trust is a self-administered, self-managed real estate investment trust that acquires properties from, and leases properties to, regulated financial institutions. The Company owns and manages its assets primarily under long-term triple net and bond net leases with banks. The Company is led by chief executive officer Nicholas S. Schorsch and non-executive chairman Lewis S. Ranieri. The Company is traded on the New York Stock Exchange under the ticker symbol AFR.

For more information on American Financial Realty Trust, visit the Company’s website at www.afrt.com.

Forward-Looking Statements

The forward-looking statements contained in this release are statements that are subject to various risks and uncertainties, including the uncertainties associated with the availability, timing and occurrence of transaction closings and changes in real estate and general market conditions. American Financial does not undertake a duty to update forward-looking statements. It may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

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